EXHIBIT 10.26

May 10, 2006

Thane Kreiner, Ph.D.
Affymetrix, Inc.
3420 Central Expressway
Santa Clara, CA 95054

Dear Dr. Kreiner:

This letter agreement (the “Agreement”) will set forth our mutual agreement to change your role with Affymetrix, Inc. (the “Company”), effective as of April 20, 2006.

1.             Position with the Company.  You will become Senior Vice President of Marketing and Sales for the Company, with duties and responsibilities determined by the CEO and reporting to the CEO.

2.             Salary, Benefits and Equity.  While you remain employed with the Company, you will receive an annual base salary of $335,000, payable in accordance with the Company’s standard payroll practices. You will be eligible for an annual bonus of up to 60% of your annual salary and additional stock awards in accordance with company compensation guidelines, including specifically 10,000 restricted shares to be given during the 2006 equity awards for other employees.  During your employment, you will continue to be eligible for employee benefits under the terms of the Company’s benefit plans, and your equity awards will continue to vest and remain outstanding in accordance with their terms.

3.             Termination of Employment.

(a)           At-Will Employment.  Your employment remains at-will, and no special or implied conditions of employment are established unless they are made in writing.

(b)           Termination.  In the event your employment is terminated by the Company before the 18-month anniversary of the Effective Date, you will be entitled to receive the following, subject to your signing and letting become effective a release in the form set forth in Section 4 of this agreement and continued compliance with the covenants set forth in the Confidentiality Agreement, and Section 5 of this agreement: (i) an amount equal to the remaining base salary you would have received had you remained employed through such 18-month anniversary; (ii) continued Company-paid health coverage through the end of such 18-month anniversary; and, (iii) vesting of your equity awards to the extent they would have vested during such 18-month period had you remained employed.

(c)           Return to Former Position with the Company.   (i) At the end of 18 months as Senior Vice President for Marketing and Sales, at your option, you can return to the position you held before the effective date of this agreement with the same duties, salary, benefits, bonuses and equity awards of that position when you last held it.  The salary for the position shall include any raises during the period before you returned to the position. or (ii) if you leave the Senior Vice President of Marketing and Sales position before 18 months, you are entitled to return to the position you held before the effective date of this agreement with the same benefits described in (i) above, or become an Affymetrix fellow either for 18 months from the effective date of this agreement or 1 year from the end date of the Senior Vice President of Marketing and Sales position, whichever is longer with the same salary, benefits, bonuses and equity awards as the position held before you assumed the position of Senior Vice President of Marketing and Sales with duties to be decided by the CEO.

4.             Release.   (a)  You acknowledge that the following release shall extend to unknown, as well as known claims, and hereby waive the application of any provision of law, including, without limitation, Section 1542 of the California Civil Code, that purports to limit the scope of a general release. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

(b)           You agree to and do fully and completely release, discharge and waive any and all claims, complaints, causes of action or demands of whatever kind which you have or may have against the Company, its subsidiaries, affiliates, predecessors and successors and all its directors, officers, employees, stockholders and other investors by reason of any event, matter, cause or thing which has occurred prior to the date hereof (“Executive Claims”). You understand and accept that this Agreement specifically covers, but is not limited to, any and all Executive Claims relating in any way to compensation, to any previous agreements between you and the Company related to your employment, or to any other terms, conditions or circumstances of your employment with the Company, whether for severance or based on statutory or common law claims for employment discrimination (including discrimination on the basis of sex, age, religion or disability, including specifically any claims under the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, as amended, or the Americans with Disabilities Act of 1990), wrongful discharge, breach of contract or any other theory, whether legal or equitable.  Notwithstanding the foregoing, you do not waive any rights to which you may be entitled to seek indemnification with respect to liability incurred by you as an officer or director of the Company in accordance with the Company’s bylaws and the indemnification agreement between you and the Company.

5.             Outside Activities; Non-Solicitation, No Disparagement.

(a)           Outside Activities.   During your employment with the Company, you will not (i) engage in any other gainful employment, business or activity without the written consent of the CEO; (ii) assist any person or organization in competing with the Company or its affiliates, in preparing to compete with the Company or its affiliates or in hiring any employees of the Company or its affiliates; (iii) own, directly or indirectly, any capital stock of any company which is in competition with any line of business conducted by the Company or its affiliates; provided that (A) you may own, directly or directly, up to 1% of the outstanding capital stock of any publicly traded corporation in a passive investment and (B) you may serve on other corporate, civic or charitable boards or committees with the consent of the CEO so long as such service does not prevent you from carrying out your duties and responsibilities to the Company.

(b)           Non-Solicitation.   You acknowledge and recognize the highly competitive nature of the businesses of the Company and its affiliates and accordingly agree that during your employment with the Company and for a period of six months after termination: (i) you will not directly or indirectly induce any employee of the Company or any of its affiliates to terminate his or her employment with the Company or any of its affiliates; and (ii) you will not directly or indirectly solicit customers or suppliers of the Company based on confidential information of the Company or induce any such person to terminate his, her or its relationships with the Company.

(c)           No Disparagement.   During and after your employment with the Company, you agree that you shall not make negative statements or representations, or otherwise communicate negatively, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries, affiliates, successors or their officers, directors, employees, business or reputation, except as may be required by law or by any regulatory authority. The Company agrees that neither it nor its officers and directors shall make any negative statements or representations, or otherwise communicate negatively, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to you or your reputation.

6.             Remedies.  (a)  You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 5 of this Agreement would be inadequate and, in recognition of this fact, you agree that, in the event of a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

(b)           It is expressly understood and agreed that although you and the Company consider the restrictions contained in Section 5 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in Section 5 is an unenforceable restriction against you, the provisions of Section 5 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other maximum extent as such court may judicially determine or indicate to be enforceable.

7.             Entire Agreement; Amendment.  Except as expressly set forth herein, and except for the Confidentiality Agreement, this Agreement shall supersede any and all existing agreements between you and the Company or any of its affiliates relating to the terms of your employment and contains the entire understanding of the parties with respect to your employment.  This Agreement may not be altered, modified or amended except by a written agreement signed by both parties hereto.

8.             No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

9.             Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby.

10.           Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by you and shall be assignable by the Company only to an affiliate or successor thereof.

11.           Acknowledgement.  You acknowledge that you have carefully read this Agreement, fully understand and accept all of its provisions and sign it voluntarily of your own free will.

12.           Withholding.  You agree that any payments to which you may be entitled pursuant to this Agreement are subject to withholding by the Company of any applicable federal, state or local taxes; provided that you understand that you remain ultimately responsible for any tax consequences hereunder.

13.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard for the conflicts of law principles thereof.

14.           Arbitration.  (a)  Any dispute or controversy arising out of, relating to, or in connection with this letter agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding and confidential arbitration to be held in Santa Clara County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”).  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b)           The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules.  The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.  You hereby consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this letter agreement or relating to any arbitration in which the parties are participants.

(c)           The Company and you shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its counsel fees and expenses.

15.           Notices.  Except as otherwise explicitly provided in this Agreement, any notice provided hereunder will be deemed to be given when delivered in writing by hand or sent by overnight courier.  All notices to the Company will be marked confidential and addressed to the Company’s General Counsel.  All notices to you will be addressed to your most recent address as reflected on the Company’s payroll and sent to such other address as you may provide from time to time by notice to the Company, or any other persons or addresses as you may request from time to time by notice to the Company.

16.           Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Please acknowledge your acceptance of the foregoing by signing where indicated below.

AFFYMETRIX, INC.

	By:	/s/ Barbara A. Caulfield
Name: Barbara A. Caulfield
Title: Executive V.P. and General Counsel

Accepted and Agreed:

/s/ Thane Kreiner
Thane Kreiner, Ph.D.

10 May 2006
Date